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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  March 1, 2005

Little Squaw Gold Mining Company

(Exact Name of Registrant as Specified in its Charter)

Alaska	001-06412	91-0742812
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3412 S Lincoln Drive, Spokane WA	99203-1650
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (509) 624-5831

N/A

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8K fining is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SEC 873  (6-04)

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Item 1.01  Entry into a Material Definitive Agreement

Little Squaw Gold Mining Company (the "Company") entered into a Placement Agent Agreement with Strata Partners, LLC, a Washington Limited Liability Company (the "Agent") on March 1, 2005.  The Agent is registered as a broker-dealer pursuant to the provisions of the Securities Exchange Act of 1934 and is a member in good standing of the National Association of Security Dealers, Inc.  The Agent will use its best efforts to sell 9,166,666 units of the Company to investors in reliance on exemptions from State and Federal registration requirements.  The units will consist of one share of common stock of the Company and one warrant entitling the holder to acquire one additional share of common stock over a three year period.  The offering price for the unit is US $0.30.  The Agent will receive cash compensation in an amount equal to five percent of the gross proceeds and warrants to purchase additional restricted shares of common stock equal to five percent of the total number of common shares sold by the Company in the offering.  The remaining terms, representations, conditions, and covenants contained in the Placement Agent Agreement are similar to those typically found in agreements for the private placement of securities.

There is no material relationship between the Company and the Agent other than as set forth in the Placement Agent Agreement.

The Company previously retained John H. Resing, dba Milestone Capital, 10307 NE 19th Place, Bellevue, WA 98007, as a consultant.  The scope of services include introducing the Company to broker-dealers and assisting with the negotiation of terms for private placement financing.  Mr. Resing introduced the Company to Strata Partners, LLC.  Mr. Resing will receive cash compensation in an amount equal to five percent of the gross proceeds and warrants to purchase additional restricted shares of common stock equal to five percent of the total number of common shares sold by the Company in the offering described above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LITTLE SQUAW GOLD MINING COMPANY

                         (Registrant)

Date:

March 2, 2005

/s/ Richard R. Walters

President